UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 2, 2015 (June 26, 2015)

Gaming Partners International Corporation
(Exact name of registrant as specified in its charter)

Nevada	0-23588	88-0310433
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1700 Industrial Road, Las Vegas, Nevada	89102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (702) 384-2425

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

The information described below under "Item 2.03. Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant" is hereby incorporated by reference into this Item 1.01.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 26, 2015, Gaming Partners International Corporation (the “Company”) entered into a $10.0 million 7-year term loan facility and a $5.0 million 5-year revolving credit facility, for a combined $15.0 million facility with Nevada State Bank. The facility will be used to refinance existing indebtedness and for working capital, capital expenditures and other general purposes.

The Company borrowed the full amount under the term loan facility and repaid the $10.0 million demand line of credit with HSBC Bank USA, National Association on June 26, 2015. The Company has not drawn down any funds under the revolving credit facility.

Interest on funds borrowed under the term loan facility and the revolving credit facility will be charged at a rate per annum equal to LIBOR plus 2.25%

The facility contains customary representations, warranties and affirmative, negative and financial covenants. The covenants contain, among other things, limitations on the Company's and its subsidiaries' ability to merge, consolidate, dispose of assets, or incur liens or certain indebtedness. Under the financial covenant, the Company will not permit its fixed charge coverage ratio to be less than 1.15 to 1.00 or its leverage ratio to be more than 3.00 to 1.00 as of the last day of any fiscal quarter for the 12 consecutive months ending on such date.

The facility includes customary events of default, including events of default relating to non-payment of amounts due, material inaccuracy of representations and warranties, violation of covenants, non-payment or acceleration of other material indebtedness, bankruptcy and insolvency, and change of control. If an event of default occurs under the facility, the lender will be able to terminate the commitments and accelerate the maturity of the loans and exercise other rights and remedies.

The Company and its subsidiary, Gaming Partners International USA, Inc. granted to lender a first priority security interest in substantially all of their assets as collateral for the facility. In addition, the facility is guaranteed by the Company’s subsidiaries Gaming Partners International USA, Inc. and Gaming Partners International Asia Limited.

The above description of the material terms and conditions of the facility does not purport to be complete and is qualified in its entirety by reference to the full texts of the Credit Agreement, the Pledge and Security Agreement and Irrevocable Proxy and the Guaranty, which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement by and between Gaming Partners International Corporation and Nevada State Bank dated as of June 26, 2015.
10.2	Pledge and Security Agreement and Irrevocable Proxy by and between Gaming Partners International Corporation, Gaming Partners International USA, Inc. and Nevada State Bank dated June 26, 2015.
10.3	Guaranty of Gaming Partners International USA, Inc. and Gaming Partners International Asia Limited in favor of Nevada State Bank dated June 26, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Gaming Partners International Corporation

Date: July 2, 2015
	By:	/s/ Gregory S. Gronau
Gregory S. Gronau
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Credit Agreement by and between Gaming Partners International Corporation and Nevada State Bank dated as of June 26, 2015.
Exhibit 10.2	Pledge and Security Agreement and Irrevocable Proxy by and between Gaming Partners International Corporation, Gaming Partners International USA, Inc. and Nevada State Bank dated June 26, 2015.
Exhibit 10.3	Guaranty of Gaming Partners International USA, Inc. and Gaming Partners International Asia Limited in favor of Nevada State Bank dated June 26, 2015.